                                                              Exhibit 99
                               Earnings Release

                    Toyota Motor Credit Corporation Reports
               Second Quarter Operating Net Income of $82 million

TORRANCE, Calif. October 30, 2002 -- Toyota Motor Credit Corporation ("TMCC"), which is marketed under the brands of Toyota Financial Services ("TFS") and Lexus Financial Services ("LFS"), today announced operating net income of $82 million for the fiscal second quarter ending September 30, 2002, an increase in operating net income of $19 million (30%) over the comparable prior year period. For the six months ended September 30, 2002, operating net income was $177 million, an increase of $73 million (70%)over the same period in the prior year. The improved operating net income is due to the combined effect of increased net interest margins, a higher level of average earning assets and lower lease termination costs. These positive factors were partially offset by a higher provision for credit losses. Operating net income, used for internal reporting purposes, excludes the effect of market value changes on the Company's debt and derivative portfolios and other adjustments related to the application of Statements of Financial Accounting Standards 133 and 138 (SFAS 133/138).

TMCC also announced pretax operating income of $129 million for its fiscal second quarter. This represented an increase of $37 million (40%) over the comparable prior year period. Pretax operating income for the six months ended September 30, 2002 was $293 million, an increase of $120 million (69%) over the same period in the prior fiscal year. Pretax operating income, also used for internal reporting purposes, represents operating net income before income taxes.

After giving effect to the SFAS 133/138 mark to market and other adjustments referenced above, TMCC recorded net income of $4 million and a net loss of $25 million for the three and the six month periods ending September 30, 2002, respectively. The after tax mark to market adjustment for the three and six month periods ended September 30, 2002 was a charge to net income of $78 million and $202 million, respectively, representing an increase of $36 million and $169 million over the comparable periods in the prior year. The increase in the mark to market adjustments was principally due to the significant reduction in interest rates during the three and six months ended September 30, 2002, as compared to the same prior year periods as well as actions taken by TMCC to protect interest rate margins, including an increase in TMCC's hedge portfolio and an increase in swap derivative products that do not qualify for hedge accounting relative to total derivatives. TMCC uses derivative products as a part of its interest rate risk management program. The mark to market adjustments on derivatives and certain debt obligations are determined in accordance with SFAS 133/138. "During this period of declining interest rates, we have taken the opportunity to strengthen net interest margin while continuing to manage our exposure to interest rate risk", said John Stillo, Chief Financial Officer. "While interest rate movements during the period had a negative accounting impact on derivatives and certain debt obligations, the resulting positive benefit to our finance receivables portfolio, is clearly apparent in our improved interest margin."

Finance volume increased to $5.1 billion and $9.6 billion for the three and six month periods ended September 30, 2002, respectively, representing an increase of $680 million (16%) and $871 million (10%)over the comparable period in the prior year. Managed assets grew to $38.2 billion at September 30, 2002 representing an increase of $5.1 billion (15%) from a year earlier. "We had an excellent second quarter, especially in light of the current economic climate and the ongoing restructuring of our field operations", said George Borst, President and CEO. "Based on our first half results, we are well positioned to achieve record levels in both volume and operating profits for fiscal 2003."

Annualized net charge-offs totaled .70% for the three months ended September 30, 2002, an increase of 20 bps over the prior year. TMCC also experienced an increase in contractual delinquency with 60+ day delinquency growing by 34 bps over the comparable prior year period to .72% at September 30, 2002. The increased delinquency and net charge-off experience is a result of a number of factors, including the effects of TMCC's field restructuring, which has temporarily disrupted normal collection activities, and the continuation of the national economic downturn. In addition, the increased delinquency and credit losses can be attributed to changes in portfolio quality in connection with the national tiered pricing program coupled with a general increase in the average original contract term of retail and lease vehicle contracts. Longer term contracts historically experience higher credit losses. Under the national tiered pricing program, the Company generally will acquire contracts with higher yields to compensate for the potential increase in credit losses. In the fiscal second quarter, TMCC increased its allowance for credit losses by $66 million to $417 million, or 1.22% of gross earning assets.

TFS and LFS are the finance and insurance brands for Toyota and Lexus respectively in the United States. They primarily offer retail auto financing and leasing, and wholesale auto financing through Toyota Motor Credit Corporation and extended service contracts through Toyota Motor Insurance Services ("TMIS"). TFS\LFS currently employs over 2,600 associates nationwide, and has managed assets of over $38 billion. It is part of a worldwide network of comprehensive financial services offered by Toyota Financial Services Corporation, a wholly-owned subsidiary of Toyota Motor Corporation.

This news release may contain certain forward-looking statements that are subject to risks and uncertainties. The factors which may cause future results to differ materially from expectations are discussed in the Form 10-K for the year ended March 31, 2002 filed with the Securities and Exchange Commission. TMCC undertakes no obligation to update or revise any forward-looking statements.

                                    Toyota Motor Credit Corporation
                                         Financial Highlights (9)

Condensed Financial Information ($ Millions)
-------------------------------------------
                                                                                Six Months
                                   Three Months Ended or at     % Change        Ended or at
                                ------------------------------    Prior      -------------------
                                9/30/02    6/30/02    9/30/01     Year        9/30/02    9/30/01   % Change
                                --------   --------   --------  --------     --------   --------   ---------
Revenues:
  Net Financing Revenues (1)    $    349   $    335   $    218     60%       $    684   $    425         61%
  Other Revenues                      59        105         72    -18%            164        130         26%

Expenses:
  Operating Costs & Other            152        154        147      3%            306        281          9%
  Provision for Credit Losses        127        122         51    149%            249        101        147%
                                --------   --------   --------               --------   --------    --------

Pretax Operating Income (1)     $    129   $    164   $     92     40%       $    293   $    173         69%
                                ========   ========   ========               ========   ========    ========

Operating Net Income (2)        $     82   $     95   $     63     30%       $    177   $    104         70%
                                ========   ========   ========               ========   ========    ========

Net Income/(Loss)(3)            $      4   $   (29)   $     21    -81%       $   (25)   $     71       -135%
                                ========   ========   ========               ========   ========    ========

Key Data ($ Millions)
--------------------

Contract Volume
---------------
  Retail                        $  3,744      3,241   $  2,918     28%       $  6,985    $ 5,618        24%
  Lease                            1,308      1,317      1,454    -10%          2,625      3,121       -16%
                                --------   --------   --------               --------   --------
      Total Volume              $  5,052   $  4,558   $  4,372     16%       $  9,610    $ 8,739        10%
                                ========   ========   ========               ========   ========

Market Share (4)
------------
  Retail                           35.6%      30.2%      28.6%                  33.0%      27.8%
  Lease                            11.2%      11.6%      13.6%                  11.4%      14.6%
                                   ----       ----       ----                   ----       ----
      Total Market Share           46.8%      41.8%      42.2%                  44.4%      42.4%
                                   ====       ====       ====                   ====       ====

Credit Quality
--------------
  60+ Day Contractual
    Delinquency  (8)               0.72%      0.75%      0.38%
  Annualized Credit Loss Ratio     0.70%      0.68%      0.50%

Balance Sheet Information
-------------------------
  Net Earning Assets (5)
    Retail                      $ 15,887   $ 13,703   $ 11,051     44%
    Lease                         12,986     12,983     13,540     -4%
    Wholesale & Other              4,782      4,885      3,950     21%
                                --------   --------   --------
      Total                     $ 33,655   $ 31,571   $ 28,541     18%
                                ========   ========   ========

Allowance for Credit Losses     $    417   $    351   $    248
  % of Gross Earning Assets        1.22%      1.10%      0.86%

Total Assets                    $ 37,254   $ 35,301   $ 32,079     16%
Notes and loans payable (6)     $ 30,336   $ 28,471   $ 25,199     20%
Capital Stock                   $    915   $    915   $    915
Retained Earnings               $  1,795   $  1,791   $  1,648      9%

Managed Information
-------------------
  Managed Assets (5) (7)
    Retail                      $ 20,463   $ 19,029   $ 15,388     33%
    Lease                         12,957     12,968     13,776     -6%
    Wholesale & Other              4,782      4,885      3,950     21%
                                --------   --------   --------
      Total                     $ 38,202   $ 36,882   $ 33,114     15%
                                ========   ========   ========


(1) Represents operating net income as defined in footnote number 2 below before income taxes.
(2) Before the (unfavorable)/favorable SFAS 133/138 mark to market adjustment on the Company's debt and derivative portfolios and other adjustments related to the application of SFAS 133/138 (net of income tax effect) of $(78) million,($124) million and ($42)million for the three months ended September 30, 2002,
    June 30, 2002 and September 30, 2001, respectively and ($202) million and ($33) million for the six months ended September 30, 2002 and September 30, 2001, respectively.
(3) After the (unfavorable)/favorable SFAS 133/138 mark to market adjustment on the Company's debt and derivative portfolios and other adjustments related to the application of SFAS 133/138 (net of income tax effect) of $(78) million, $(124) million and ($42) million for the three months ended September 30, 2002,
    June 30, 2002, and September 30, 2001, respectively and ($202) million and ($33) million for the six months ended September 30, 2002 and September 30, 2001, respectively.
(4) Market share represents penetration of Toyota and Lexus vehicle financed sales to consumers, excluding sales of the Southeast Toyota distributor.
(5) Net of allowance for credit losses.
(6) Notes and Loans Payable at September 30, 2002 includes notes payable related to a securitization of finance receivables accounted for as on balance sheet collateralized borrowings.
(7) Includes securitized retail and lease assets.
(8) 60+ delinquency for September 30, 2001 was previously reported as .26%.
(9) All prior periods have been conformed to current period presentation.
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